Exhibit 5.1

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

FILE NO: 34253.000233
July 19, 2018

CSX Corporation

500 Water Street, 15th Floor

Jacksonville, FL 32202

Registration Statement on Form S-8

CSX Corporation 2018 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as special counsel to CSX Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 4,000,000 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), issuable pursuant to the CSX Corporation 2018 Employee Stock Purchase Plan (the “Plan”), as referenced in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of the opinion expressed below, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officers as we deemed necessary, including (i) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the resolutions of the Company’s Board of Directors and Compensation Committee approving the Plan and authorizing registration and the issuance of the Shares, (iv) a copy of the Plan, (v) the Registration Statement and (vi) a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of all signatures not witnessed by us.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON    LOS ANGELES

MIAMI    NEW YORK    NORFOLK    RALEIGH/DURHAM    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

www.HuntonAK.com

CSX Corporation

July 19, 2018

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1.         The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.         The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP